Alliance Capital Management L.P.
                1345 Avenue of the Americas
                 New York, New York 10105




                             September 14, 1993




Alliance Utility Income Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Gentlemen:

         In connection with our purchase of 10,000 shares of Class A Common Stock of Alliance Utility Income Fund, Inc. (the "Corporation") for an aggregate cash consideration of One Hundred Thousand Dollars ($100,000), this will confirm that we are buying such shares for investment for our account only, and not with a view to reselling or otherwise distributing them.

                        Very truly yours,

                        ALLIANCE CAPITAL MANAGEMENT L.P.


                        By:  Alliance Capital Management
                               Corporation,
                               its General Partner



                        By: /s/ Edmund P. Bergan, Jr.
                           ______________________________